Exhibit 99.1

GulfMark Offshore Announces

Second Quarter 2014 Operating Results

HOUSTON, July 21, 2014 — GulfMark Offshore, Inc. (NYSE: GLF) today announced its results of operations for the three- and six-month periods ended June 30, 2014. For the second quarter ended June 30, 2014, revenue was $131.4 million, and net income was $14.2 million, or $0.54 per diluted share. The quarterly results include two special items, and earnings before these special items were $0.91 per diluted share.

Quintin Kneen, President and CEO, commented, “Strong performance in the U.S. Gulf of Mexico and our increasing vessel count drove us to our highest-ever total quarterly revenue, and are keeping us on pace for our first full year revenue in excess of $500 million. Still, activity levels in the North Sea and Southeast Asia this quarter were lower than we anticipated, and we had a couple of special items that impacted our overall results.

“Our consolidated average day rate improved 5% over our first quarter average, a strong sequential quarterly movement. Utilization also increased over the first quarter but came in about 1.5 percentage points lower than we anticipated. As a result, revenues for the quarter came in towards the lower end of our guidance.

“The Americas region performed above our expectations during the quarter and achieved 92% utilization. The U.S. Gulf of Mexico, in particular, delivered strong results. We are exceptionally pleased with the increased activity, which included utilization of 90% during the quarter. We achieved this utilization despite investing 5% of vessel availability in drydock and vessel enhancements and having several vessel contracts rollover during the quarter. This increase in utilization for the U.S. Gulf of Mexico gives us confidence that this market will strengthen during the second half of the year and into next year. Elsewhere in the Americas, Brazil continued to improve operational efficiency, achieving 95% utilization during the quarter, and Mexico continued its strong performance, achieving a utilization rate of 97%.

“Day rates in the North Sea improved nicely, about 5% on a sequential quarterly basis, but utilization decreased to just under 89%, which was lower than we anticipated after such a strong start to 2014. The biggest drop was in Norway, where we saw utilization in the first four months of 2014 average an unprecedented 99% before reverting to just over 90% in June. Lower than anticipated demand and a delay in planned vessel departures in the region drove the decrease. Notwithstanding the relative softness we experienced in the second quarter, we believe that the outlook is positive for the North Sea over the next 18 months, as the projected increase in working rigs in the region is expected to outpace the increase in working vessels over the coming quarters.

GulfMark Offshore, Inc.

Press Release

July 21, 2014

“Our Southeast Asia fleet, as we expected, earned an average rate just above $15,000 per day for the quarter; however, our quarterly utilization decreased to 81%. Activity levels in Vietnam have decreased during the quarter and the area as a whole experienced more political uncertainty than usual, which impacted our utilization in the region. This market may continue to be a bit softer in the second half of 2014, but we expect the long-term fundamentals to continue to improve.

“During the quarter we reevaluated our parts inventory and as a result recognized an impairment of the value on several propulsion units that we have been holding for several years. In addition, we had a North Sea customer shut down operations, and we recorded a bad debt expense for their outstanding accounts receivable balance.

“We had held our annual revenue guidance steady after a slightly softer first quarter with the expectation that the second and third quarters would be stronger than we initially expected. Despite improvements in the Americas during the second quarter, the other factors I mentioned earlier are leading us to revise our annual revenue guidance to be between $510 and $525 million for the full year and between $130 and $135 million for the third quarter.

“The long-term fundamentals of our industry remain solid, and we will continue to make strategic fleet investments and divestitures that create long-term value for our stockholders. Our employees are some of the most respected mariners in the world, and with our shore-based staff we are committed to satisfying the intensifying customer demand for safe, efficient, reliable, high-specification vessels.”

Consolidated Second-Quarter Results

Consolidated revenue for the second quarter of 2014 was $131.4 million, an increase of 10%, or $11.8 million, from the first quarter of 2014. The sequential increase in quarterly revenue was largely the result of the increase in average day rate, which increased from $20,802 in the first quarter to $21,673 in the second quarter, combined with an average vessel count which increased by more than two vessels during the current quarter. Consolidated operating income was $22.9 million, down $0.4 million from the first quarter amount. The sequential decrease was due mainly to the two non-recurring charges, a non-cash charge of $7.5 million (or $0.28 per diluted share) for an impairment on the value of aging spare parts inventory, and a $2.4 million charge (or $0.09 per diluted share) related to an allowance for an uncollectible receivable.

Regional Results for the Second Quarter

In the North Sea region, second quarter revenue was $58.3 million, an increase of $5.6 million, or 11%, from the first quarter. The average day rate increased from $22,123 in the first quarter to $23,271 in the current quarter. Utilization decreased by 2 percentage points compared to the first quarter. The full quarter impact of our new-build vessel deliveries and vessel acquisition in the first quarter contributed to the increase in the region.

GulfMark Offshore, Inc.

Press Release

July 21, 2014

Revenue in the Southeast Asia region was $17.4 million, a decrease of approximately $0.9 million, or 5%, from the first quarter amount. The decrease in revenue was due to a 6 percentage point decrease in utilization, while the average day rate remained steady quarter over quarter.

Second quarter revenue for the Americas region was $55.7 million, an increase of $7.0 million or 14% from the previous quarter. The average day rate increased 4% from the prior quarter due to the addition of a high specification new-build vessel and the completion of one additional vessel in our enhancement program. Utilization increased 6 percentage points, from 86% in the first quarter to 92% in the current quarter. During the quarter we had 48 fewer drydock days compared to the previous quarter, which helped contribute to the utilization increase.

Consolidated Operating Expenses for the Second Quarter

Direct operating expenses for the second quarter, excluding the impairment charge of $7.5 million, were $59.7 million, an increase of $3.4 million, or 6%, from the first quarter. The increase was due mainly to the effects of the new vessel deliveries as well as some increases in repairs and maintenance. Drydock expense in the second quarter was $4.7 million, $0.8 million less than our previous guidance of $5.5 million. General and administrative expense was $17.4 million for the second quarter, above our anticipated 2014 quarterly run rate, due mainly to the $2.4 million bad debt charge in the North Sea.

Liquidity and Capital Commitments

Cash provided by operating activities totaled $31.8 million in the second quarter of 2014. Cash on hand at June 30, 2014, was $25.9 million, and approximately $45.0 million was drawn on the revolving credit facilities. Total debt at June 30, 2014, was $545.7 million, and debt net of cash was $519.8 million.

Capital expenditures during the second quarter totaled $20.5 million, which included $14.6 million of payments on the construction of new vessels and $5.9 million for vessel enhancements and other capital expenditures. As of June 30, 2014, the Company had approximately $95.5 million of remaining capital commitments related to the construction of four vessels. Anticipated progress payments over the next two calendar years are as follows: $35.0 million in 2014 and $60.5 million in 2015. The Company expects to fund these commitments from cash on hand, cash generated by operations, and borrowings under the revolving credit facilities.

Conference Call/Webcast Information

GulfMark will conduct a conference call to discuss earnings with analysts, investors and other interested parties at 9:00 a.m. eastern time on Tuesday, July 22, 2014. To participate in the teleconference, investors in the U.S. should dial 1-888-317-6003 at least 10 minutes before the start time and when prompted, enter the conference passcode 7134856. Canada-based callers should dial 1-866-284-3684, and international callers outside of North America should dial 1-412-317-6061. The webcast of the conference call also can be accessed by visiting our website, www.gulfmark.com. An audio file of the earnings conference call will be available on the Company’s website approximately two hours after the end of the call.

GulfMark Offshore, Inc.

Press Release

July 21, 2014

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact:	Michael Newman
Investor Relations
E-mail:	Michael.Newman@GulfMark.com
(713) 963-9522

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues are based on our forecasts for our existing operations. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the price of oil and gas and its effect on offshore drilling, vessel utilization and day rates; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delays or cost overruns on construction projects, and other material factors that are described from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved. These forward-looking statements speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GulfMark Offshore, Inc.

Press Release

July 21, 2014

Operating Data (unaudited)	Three Months Ended			Six Months Ended
(in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013

Revenue	$131,365	$119,600	$111,348	$250,965	$208,236
Direct operating expenses	59,724	56,299	53,352	116,023	106,489
Drydock expense	4,685	7,211	9,174	11,896	17,734
General and administrative expenses	17,403	14,489	16,745	31,892	27,695
Depreciation and amortization expense	19,204	18,357	15,025	37,561	30,195
Impairment charge	7,459	-	-	7,459	-
(Gain) loss on sale of assets	-	-	126	-	126
Operating Income	22,890	23,244	16,926	46,134	25,997

Interest expense	(7,422)	(6,740)	(5,262)	(14,162)	(11,643)
Interest income	15	15	38	30	95
Foreign currency gain (loss) and other	578	936	(949)	1,514	(436)
Income before income taxes	16,061	17,455	10,753	33,516	14,013
Income tax benefit (provision)	(1,862)	(898)	(897)	(2,760)	(1,286)
Net Income (Loss)	$14,199	$16,557	$9,856	$30,756	$12,727

Diluted earnings (loss) per share	$0.54	$0.63	$0.38	$1.17	$0.49
Weighted average diluted common shares	26,433	26,359	26,128	26,396	26,089

Other Data
Revenue by Region (000's)
North Sea	$58,254	$52,623	$42,703	$110,877	$83,325
Southeast Asia	17,431	18,304	16,636	35,735	26,374
Americas	55,680	48,673	52,009	104,353	98,537
Total	$131,365	$119,600	$111,348	$250,965	$208,236

Rates Per Day Worked
North Sea	$23,271	$22,123	$20,974	$22,712	$20,452
Southeast Asia	15,277	15,312	14,784	15,295	14,381
Americas	23,371	22,496	21,527	22,954	20,961
Total	$21,763	$20,802	$19,932	$21,294	$19,604

Overall Utilization
North Sea	88.5%	90.4%	88.5%	89.4%	89.2%
Southeast Asia	80.6%	86.2%	79.7%	83.4%	65.1%
Americas	91.8%	86.4%	92.1%	89.2%	90.1%
Total	88.1%	88.0%	88.0%	88.0%	84.1%

Average Owned Vessels
North Sea	31.0	29.1	25.0	30.1	25.0
Southeast Asia	16.0	16.0	16.0	16.0	16.0
Americas	28.7	28.0	29.0	28.3	29.0
Total	75.7	73.1	70.0	74.4	70.0

Drydock Days
North Sea	24	72	86	96	125
Southeast Asia	37	29	120	66	210
Americas	38	86	78	124	206
Total	99	187	284	286	541

Drydock Expenditures (000's)	$4,685	$7,211	$9,174	$11,896	$17,734

GulfMark Offshore, Inc.

Press Release

July 21, 2014

Summary Financial Data (unaudited)	As of, or Three Months Ended			As of, or Six Months Ended
(dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Balance Sheet Data
Cash and cash equivalents	$25,940	$25,705	$72,701	$25,940	$72,701
Working capital	114,386	101,638	151,305	114,386	151,305
Vessel and equipment, net	1,480,110	1,440,958	1,091,529	1,480,110	1,091,529
Construction in progress	115,234	139,334	258,157	115,234	258,157
Total assets	1,853,987	1,829,754	1,684,967	1,853,987	1,684,967
Long-term debt	545,747	551,760	500,933	545,747	500,933
Stockholders’ equity	1,099,852	1,082,287	978,112	1,099,852	978,112

Cash Flow Data
Cash flow from operating activities	$31,832	$17,649	$18,368	$49,481	$12,211
Cash flow used in investing activities	(20,454)	(96,117)	(58,224)	(116,571)	(95,549)
Cash flow (used in) from financing activities	(11,363)	43,509	(6,292)	32,146	(26,630)

Forward Contract Cover - Remainder of Current Calendar Year
North Sea	67%		67%
Southeast Asia	22%		35%
Americas	56%		63%
Total	53%		61%

Forward Contract Cover - Next Full Calendar Year
North Sea	31%		49%
Southeast Asia	3%		9%
Americas	20%		34%
Total	21%		35%

Reconciliation of Non-GAAP Measures: Six Months Ended June 30, 2014
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$56.0	$(12.6)	$(2.8)	$40.7	$1.55
Loss on Sale of Assets	-	-	-	-	-
Bad Debt Charge	2.4	-	-	2.4	0.09
Inventory Impairment	7.5	-	-	7.5	0.28
U.S. GAAP	$46.1	$(12.6)	$(2.8)	$30.8	$1.17

Reconciliation of Non-GAAP Measures: Six Months Ended June 30, 2013
(dollars in millions, except per share data)	Operating Income	Other Expense	Tax (Provision) Benefit	Net Income (Loss)	Diluted EPS
Before Special Items	$28.5	$(12.0)	$(0.5)	$14.4	$0.55
Loss on Sale of Assets	0.1	-	-	0.1	0.00
Previous CEO Retirement Compensation	2.4	-	0.8	1.6	0.06
U.S. GAAP	$26.0	$(12.0)	$(1.3)	$12.7	$0.49

GulfMark Offshore, Inc.

Press Release

July 21, 2014

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of April 21, 2014	31	16	28	75
Newbuild Deliveries/Additions	0	0	1	1
Sales & Dispositions	0	(1)	0	(1)
Owned Vessels as of July 21, 2014	31	15	29	75
Managed Vessels	4	0	0	4
Total Fleet as of July 21, 2014	35	15	29	79